UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FIRST FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	35-1546989
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One First Financial Plaza, Terre Haute, Indiana	47807
(Address of Principal Executive Offices)	(Zip Code)

First Financial Corporation 2011 Omnibus Equity Incentive Plan
(Full title of the plan)

Norman L. Lowery Vice Chairman and Chief Executive Officer First Financial Corporation One First Financial Plaza Terre Haute, Indiana 47807
(Name and address of agent for service)

(812) 238-6000

(Telephone number, including area code, of agent of service)

With a copy to:

John W. Tanselle, Esq.

Krieg DeVault LLP

One Indiana Square, Suite 2800

Indianapolis, Indiana 46204

(317) 636-4341

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	700,000 shares	$30.915	$21,640,500	$2,952

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the amount of Common Stock registered hereby shall be deemed to include any additional shares that may become issuable as a result of the adjustment and anti-dilution provisions of the 2011 Omnibus Equity Incentive Plan (the “Plan”).
(2)	Calculated pursuant to Rule 457(c) and (h) under the Securities Act based on the average high and low prices for the Registrant’s common stock reported on the NASDAQ Global Select Stock Market on December 19, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

First Financial Corporation (the “Company”) hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

(b)	The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012, respectively;

(c)	The Company’s Current Reports on Form 8-K and 8-K/A filed on January 6, 2012; January 31, 2012; January 31, 2012; February 23, 2012; April 24, 2012; April 26, 2012; April 30, 2012; May 16, 2012; July 30, 2012; August 24, 2012; October 30, 2012; and December 3, 2012 (except that any portions which are furnished and not filed shall not be deemed incorporated); and

(d)	The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on April 25, 1988, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (the “Exchange Act”) (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is an Indiana corporation. The Company’s officers and directors are and will be indemnified under Indiana law and the Company’s Amended and Restated Articles of Incorporation against certain liabilities. Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The Company’s Amended and Restated Articles of Incorporation do not contain any provision limiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Company’s Amended and Restated Articles of Incorporation require it to provide indemnification to its directors, officers, employees and agents to the fullest extent authorized by the IBCL. The Amended and Restated Articles of Incorporation also authorize the Company to pay for or reimburse reasonable expenses incurred before the final disposition of the action, suit or proceeding, but only upon receipt of (i) a written affirmation of the indemnified person’s good faith belief that he or she has met the requisite standard of conduct and (ii) a written undertaking by or on behalf of the indemnified person to repay the expenses if it is ultimately determined that such person is not entitled to indemnification. The Company’s Amended and Restated Articles of Incorporation also authorize it to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee or agent, whether or not the Company would have power to indemnify such person against the same liability under its Amended and Restated Articles of Incorporation. The Company currently maintains officer and director liability insurance.

Section 14.6 of the Plan provides for indemnification as follows:

“No member of the Board, the Committee or any officer or employee of the Company or any Affiliate will be personally liable for any action, failure to act, decision or determination made in good faith in connection with this Plan. By participating in this Plan, each Participant agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) and the Committee from and against any tax liability, including, but not limited to, interest and penalties, incurred by the Participant in connection with his receipt of Awards under this Plan and the deferral, payment and exercise thereof and further agrees that receipt of Shares or cash payment is conditioned upon prior execution of a release by the Participants. Each person who is or was a member of the Committee, or of the Board, or was an officer or employee, will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including, but not limited to, attorneys’ fees) that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement; and (b) any and all amounts paid by him in settlement thereof, with the Company’s prior written approval, or paid by him in satisfaction of any judgment in any such claim, action, suit or proceeding against him; provided, however, that he will give the Company an opportunity, at the Company’s expense, to handle and defend such claim, action, suit or proceeding before he undertakes to handle and defend the same on his own behalf. The foregoing right of indemnification is exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.”

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are being filed as part of this Registration Statement:

Exhibit Number	Document

4.1	Amended and Restated Articles of Incorporation of First Financial Corporation (incorporated by reference to Exhibit 3(i) to the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2002 filed November 14, 2002 with the Commission (Commission File No. 0-16759)).

4.2	Code of Bylaws of First Financial Corporation, as restated, dated August 21, 2012 (incorporated by reference to Exhibit 3(ii) to the Current Report on Form 8-K of the Company filed August 24, 2012 with the Commission (Commission File No. 0-16759)).

4.3	First Financial Corporation 2011 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2011 filed May 9, 2011 with the Commission (Commission File No. 0-16759)).

5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities

23.1	Consent of Krieg DeVault LLP (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

24.1	Power of Attorney of Directors of First Financial Corporation

Item 9. Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* * * * * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Terre Haute, State of Indiana, on December 18, 2012.

FIRST FINANCIAL CORPORATION
(Registrant)

By:	/s/ Norman L. Lowery
Norman L. Lowery
Vice Chairman of the Board of Directors and Chief Executive
Officer(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/Rodger A. McHargue	Date: December 18, 2012
Rodger A. McHargue
Chief Financial Officer
(Principal Financial and Accounting Officer)

Directors:	W. Curtis Brighton, B. Guille Cox, Jr., Thomas T. Dinkel, Anton H. George, Gregory L. Gibson, William R. Krieble, Norman L. Lowery, Ronald K. Rich, Donald E. Smith, Virginia L. Smith and William J. Voges

By:	/s/ Rodger a. McHargue	Date: December 18, 2012
Rodger A. McHargue
As Attorney-in-Fact*

*	Pursuant to authority granted by a power of attorney, a copy of which is filed herewith as Exhibit 24.1.

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Amended and Restated Articles of Incorporation of First Financial Corporation (incorporated by reference to Exhibit 3(i) to the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2002 filed November 14, 2002 with the Commission (Commission File No. 0-16759)).

4.2	Code of Bylaws of First Financial Corporation, as restated, dated August 21, 2012 (incorporated by reference to Exhibit 3(ii) to the Current Report on Form 8-K of the Company filed August 24, 2012 with the Commission (Commission File No. 0-16759)).

4.3	First Financial Corporation 2011 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.11 to the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2011 filed May 9, 2011 with the Commission (Commission File No. 0-16759)).

5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities

23.1	Consent of Krieg DeVault LLP (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

24.1	Power of Attorney of Directors of First Financial Corporation